Exhibit 99.77Q-3

                             SUB-ADVISORY AGREEMENT


         This Sub-Advisory Agreement ("Agreement") executed as of May 1, 2005, is by and among Lincoln Variable Insurance Products Trust (the "Trust"), on behalf of the Growth Fund, a series of the Trust, Delaware Management Company, a series of Delaware Management Business Trust, a Delaware statutory trust (the "Adviser"), and Fund Asset Management L.P. (doing business as Mercury Advisors), a Delaware limited liability company (the "Sub-Adviser").

         WHEREAS, the Trust, on behalf of the Growth Fund (the "Fund"), has entered into an Investment Management Agreement, effective May 1, 2005, with the Adviser, pursuant to which the Adviser has agreed to provide certain investment management services to the Fund; and

         WHEREAS, the Adviser desires to appoint Sub-Adviser as investment sub-adviser to provide the investment advisory services to the Fund specified herein, and Sub-Adviser is willing to serve the Fund in such capacity.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.       SERVICES TO BE RENDERED BY SUB-ADVISER TO THE FUND.

         (a) Subject to the direction and control of the Board of Trustees (the "Trustees") of the Trust, the Sub-Adviser, at its expense, will furnish continuously an investment program for the Fund which shall at all times meet the diversification requirements of Section 817(h) of the Internal Revenue Code of 1986 (the "Code"). The Sub-Adviser will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities.

         (b) The Sub-Adviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund (excluding determination of net asset value per share, portfolio accounting and shareholder accounting services). The Sub-Adviser shall not be responsible for other expenses of the Fund, including, without limitation, fees of the Fund's independent public accountants, transfer agent, custodian and other service providers who are not employees of the Sub-Adviser; brokerage commissions and other transaction-related expenses; tax reporting; taxes levied against the Fund or any of its assets; and interest expenses of the Fund.

         (c) The Sub-Adviser shall vote proxies relating to the Fund's investment securities in the manner in which the Sub-Adviser believes to be in the best interests of the Fund, and shall review its proxy voting activities on a periodic basis with the Trustees. Upon sixty (60) days' written notice to the Sub-Adviser, the Trustees may withdraw the authority granted to the Sub-Adviser pursuant to this Section.

         (d) The Sub-Adviser will consult with the Adviser, at Adviser's request, regarding conversion or subscription rights, tender offers, or other consent solicitations ("Corporate Actions") with respect to the issuers of securities held in the Fund. The Sub-Adviser will also consult with the Adviser, at Adviser's request, regarding any claim or potential claim in any bankruptcy proceedings, class action securities litigation, or other litigation or proceedings affecting securities held at any time in the Fund ("Litigation"). The Sub-Adviser agrees that it shall provide the Adviser with any documentation relating to the Corporate Actions or Litigation as the Adviser may reasonably request.

         (e) In the selection of brokers, dealers or futures commission merchants and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Sub-Adviser shall use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Sub-Adviser, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including by way of illustration: price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience and financial stability of the broker, dealer, or futures commission merchant involved; and the quality of service rendered by the broker, dealer or futures commission merchant in other transactions. Subject to such policies as the Trustees may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker, dealer or futures commission merchant that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker, dealer or futures commission merchant would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, dealer or futures commission merchant, viewed in terms of either that particular transaction or the Sub-Adviser's over-all responsibilities with respect to the Fund and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion.

         To the extent consistent with applicable law, the Sub-Adviser may aggregate purchase or sell orders for the Fund with contemporaneous purchase and sell orders of other clients of the Sub-Adviser or its affiliated persons. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser determines to be equitable and consistent with its and its affiliates' fiduciary obligations to the Fund and to such other clients. The Adviser hereby acknowledges that such aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances.

         (f) The Sub-Adviser will provide advice and assistance to the Investment Adviser as to the determination of the fair value of certain investments where market quotations are not readily available for purposes of calculating net asset value of the Fund in accordance with valuation procedures and methods established by the Trustees.

         (g) The Sub-Adviser shall furnish the Adviser and the Board of Trustees with such information and reports regarding the Fund's investments as the Adviser deems appropriate or as the Board of Trustees shall reasonably request. The Sub-Adviser shall make its officers and employees available to the Adviser from time to time at such reasonable times as the parties may agree to review investment policies of the Fund and to consult with the Adviser regarding the investment affairs of the Fund.

         (h) The Sub-Adviser shall not consult with any other sub-adviser to the Fund or a sub-adviser to a portfolio that is under common control with the Fund concerning the assets of the Fund, except as permitted by the policies and procedures of the Fund.

         (i) In the performance of its duties, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) provisions of the organizational documents of the Trust that are applicable to the Fund; (ii) the stated investment objectives, policies and restrictions of the Fund; (iii) the Investment Company Act of 1940 (the "1940 Act") and the Investment Advisers Act of 1940 (the "Advisers Act"); (iv) any written instructions and directions of the Trustees, the Adviser or Fund management; and (v) its general fiduciary responsibility to the Fund. Adviser agrees to provide to the Sub-Adviser on an on-going basis copies of all amendments and supplements to the Fund's current Prospectus and the Statement of Additional Information, and copies of any procedures adopted by the Board of Trustees that are applicable to the Sub-Adviser and the Fund and any amendments thereto. Until the Adviser delivers to the Sub-Adviser any supplements or amendments to the documents described in the foregoing sentence, the Sub-Adviser shall be fully protected in relying on the most recent versions of such documents previously furnished to the Sub-Adviser. In addition, Adviser shall furnish the Sub-Adviser with copies of any financial statements or reports that the Trust files with the Securities and Exchange Commission and provides to shareholders. Adviser further agrees to furnish the Sub-Adviser with any materials or information that the Sub-Adviser may reasonably request to enable it to perform its obligations under this Agreement.

         (j) The Sub-Adviser shall provide reasonable assistance to the Fund in the preparation of its registration statement, prospectus, shareholder reports, marketing materials and other regulatory filings, or any amendment or supplement thereto (collectively, "Regulatory Filings") and upon reasonable request shall provide the Fund with disclosure for use in the Fund's Regulatory Filings, including, without limitation, any requested disclosure related to the Sub-Adviser's investment management personnel, portfolio manager compensation, Codes of Ethics, firm description, investment management strategies and techniques, and proxy voting policies.

         (k) The Sub-Adviser shall furnish the Adviser, the Board of Trustees and/or the Chief Compliance Officer of the Trust and/or the Adviser with such information, certifications and reports as such persons may deem appropriate or may request from the Sub-Adviser regarding the Sub-Adviser's compliance with Rule 206(4)-7 of the Advisers Act and the Federal Securities Laws, as defined in Rule 38a-1 under the 1940 Act. Such information, certifications and reports shall include, without limitation, those regarding the Sub-Adviser's compliance with the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, the Code of Ethics of the Sub-Adviser and the Trust and certifications as to the validity of certain information included in the Fund's Regulatory Filings. The Sub-Adviser shall make its officers and employees (including its Chief Compliance Officer) available to the Adviser and/or the Chief Compliance Officer of the Trust and/or the Adviser from time to time to examine and review the Sub-Adviser's compliance program and its adherence thereto.

         (l) Except as expressly provided under this Agreement, neither the Sub-Adviser nor any of its officers or employees shall act upon or disclose to any person any material non-public information with respect to the Fund, the Trust or the Adviser, including, without limitation, the portfolio holdings of the Fund.

         (m) Each of the Adviser and the Sub-Adviser will provide the other party with a list, to the best of each party's respective knowledge, of each affiliated person (and any affiliated person of such an affiliated person) of Adviser or the Sub-Adviser, as the case may be, and each of the Adviser and the Sub-Adviser agrees to promptly update such list whenever the Adviser or the Sub-Adviser becomes aware of any changes that should be added to or deleted from the list of affiliated persons.

2.       OTHER AGREEMENTS.

          The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

3.       COMPENSATION TO BE PAID BY THE ADVISER TO THE SUB-ADVISER.

         (a) As compensation for the services to be rendered by the Sub-Adviser under the provisions of this Agreement, the Adviser will pay to the Sub-Adviser a fee each month based on the average daily net assets of the Fund during the month. Such fee shall be calculated in accordance with the fee schedule applicable to the Fund as set forth in Schedule A attached hereto.

         (b) The fee shall be paid by the Adviser, and not by the Fund, and without regard to any reduction in the fees paid by the Fund to the Adviser under its management contract as a result of any statutory or regulatory limitation on investment company expenses or voluntary fee reduction assumed by the Adviser. Such fee to the Sub-Adviser shall be payable for each month within 10 business days after the end of such month. If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

4.       AUTOMATIC TERMINATION.

         This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment or in the event that the investment advisory contract between the Adviser and the Fund shall have terminated for any reason.

5.       EFFECTIVE PERIOD; TERMINATION AND AMENDMENT OF THIS AGREEMENT.

         (a) This Agreement shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as set forth below. Termination of this Agreement pursuant to this Section 5 shall be without the payment of any penalty.

         (b) This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated at any time:

                  (i) by the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund;

                  (ii) by the Adviser on 60 days' written notice to the Sub-Adviser; or

                  (iii) by the Sub-Adviser on 60 days' written notice to the Adviser.

         (c) No amendment to this Agreement shall be effective unless (i) there is written consent of the parties to this Agreement and (ii) the amendment is approved in a manner consistent with the 1940 Act as interpreted or permitted by the U.S. Securities and Exchange Commission ("SEC") and/or its staff.

6.       CERTAIN INFORMATION.

         (a) The Sub-Adviser shall promptly notify the Adviser in writing of the occurrence of any of the following events: (i) the Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act and under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;
(ii) the Sub-Adviser has a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code; (iii) the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund; and (iv) the principal officers of the Sub-Adviser or any portfolio manager of the Fund shall have changed.

         (b) The Adviser shall promptly notify the Sub-Adviser in writing of the occurrence of any of the following events: (i) the Adviser shall fail to be registered as an investment adviser under the Advisers Act and under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; and (ii) the Adviser has a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.

7.       NONLIABILITY OF SUB-ADVISER.

         (a) In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser (and its officers, directors, agents and employees), or reckless disregard of its obligations and duties hereunder, the Sub-Adviser shall not be subject to any liability to the Fund or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

         (b) Failure by the Sub-Adviser to assure that the investment program for the Fund meets the diversification requirements of Section 817(h) of the Code, as required by Section 1 of this Agreement, shall constitute gross negligence per se under sub-paragraph 7(a) above.

         (c) Failure by the Sub-Adviser to assure that any disclosure provided by the Sub-Adviser for inclusion in the Fund's Regulatory Filings does not (i) contain any untrue statement of a material fact or (ii) omit to state a material fact required to be stated necessary to make such disclosure not misleading, shall constitute gross negligence per se under sub-paragraph 7(a) above.

8.        INDEMNIFICATION.

         The Sub-Adviser agrees to indemnify the Adviser and the Fund for, and hold them harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Sub-Adviser) or litigation (including legal and other expenses) to which the Adviser or the Fund may become subject as a result of:

         (a) any failure by the Sub-Adviser, whether unintentional or in good faith or otherwise, to adequately diversify the investment program of the Fund pursuant to the requirements of Section 817(h) of the Code, and the regulations issued thereunder; or

         (b) any untrue statement of a material fact contained in disclosure provided by the Sub-Adviser for inclusion in the Fund's Regulatory Filings or any omission of a material fact required to be stated necessary to make such disclosure not misleading;

provided that the Sub-Adviser shall have been given written notice concerning any matter for which indemnification is claimed under this Section.

9.       RECORDS; RIGHT TO AUDIT.

         (a) The Sub-Adviser agrees to maintain in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Fund's investments made by the Sub-Adviser that are required to be maintained by the Fund pursuant to the requirements of

Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of the Fund are the property of the Fund, and the Sub-Adviser will surrender promptly to the Fund any such records upon the Fund's request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement and shall transfer all such records to any entity designated by the Adviser upon the termination of this Agreement.

         (b) The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the SEC, the Fund's auditors, any representative of the Fund, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Fund.

10.      MARKETING MATERIALS.

         (a) The Fund shall furnish to the Sub-Adviser, prior to its use, each piece of advertising, supplemental sales literature or other promotional material in which the Sub-Adviser or any of its affiliates is named. No such material shall be used except with prior written permission of the Sub-Adviser or its delegate. The Sub-Adviser agrees to respond to any request for approval on a prompt and timely basis. Failure by the Sub-Adviser to respond within ten
(10) calendar days of receipt of such promotional material to the Fund shall relieve the Fund of the obligation to obtain the prior written permission of the Sub-Adviser. Notwithstanding the foregoing, the parties agree that the names "Merrill Lynch" and "Mercury" are the names of the Sub-Adviser's affiliates within Merrill Lynch & Co. Inc., and any derivative or logo or trademark or service mark or trade name (including, but not limited to, depictions of bulls) (collectivity, "Merrill Name") are the valuable property of the Sub-Adviser and its affiliates and may not be used by the Fund or the Adviser without the Sub-Adviser's prior written approval. Failure by the Sub-Adviser to respond within three (3) business days of receipt of a request to use the Merrill Name shall relieve the Fund or the Adviser of the obligation to obtain the prior written permission of the Sub-Adviser.

         (b) The Sub-Adviser shall furnish to the Fund, prior to its use, each piece of advertising, supplemental sales literature or other promotional material in which the Fund, the Adviser or any of the Adviser's affiliates is named. No such material shall be used except with prior written permission of the Fund or its delegate. The Fund agrees to respond to any request for approval on a prompt and timely basis. Failure by the Fund to respond within ten (10) calendar days of receipt of such promotional material to the Sub-Adviser shall relieve the Sub-Adviser of the obligation to obtain the prior written permission of the Fund.

11.      REPRESENTATIONS AND ACKNOWLEDGEMENTS

         (a) The Adviser hereby represents and warrants to the Sub-Adviser that
(i) this Agreement has been duly and validly authorized, executed and delivered on behalf of the Adviser and is a valid and binding agreement of the Adviser enforceable in accordance with its terms; and (ii) it has received a copy of the Sub-Adviser's Form ADV at least 48 hours prior to the execution of this Agreement and has delivered a copy of the same to the Fund.

         (b) The Sub-Adviser hereby represents and warrants to the Adviser that this Agreement has been duly and validly authorized, executed and delivered on behalf of the Sub- Adviser and is a valid and binding agreement of the Sub-Adviser enforceable in accordance with its terms.

12.      GOVERNING LAW.

         This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

13.      SEVERABILITY/INTERPRETATION.

         If any provision of this Agreement is held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

14.      CERTAIN DEFINITIONS.

         For the purposes of this Agreement, the terms "vote of a majority of the outstanding voting securities," "interested persons," and "assignment" shall have the meaning defined in the 1940 Act, and subject to such orders or no-action letters as may be granted by the SEC and/or its staff.

15.      NOTICES.

         All notices required to be given pursuant to Section 5 of this Agreement shall be (i) delivered or mailed to the business address of the applicable party as set forth below in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt or (ii) sent by facsimile transmission to the other party at the following facsimile numbers and followed by written confirmation of such notice delivered in accordance with clause (i) of this section. Notice shall be deemed given on the date delivered, mailed or sent by facsimile transmission in accordance with this paragraph.

         If to Adviser:

         Delaware Management Company, a series of Delaware Management Business Trust
         2005 Market Street
         Philadelphia, Pennsylvania 19103-7094
         Attn:  General Counsel

         If to Sub-Adviser:

         Fund Asset Management, L.P.
         800 Scudders Mill Road (2A)
         Plainsboro, NJ  08536
         Attn:  General Counsel

16.      COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall consist of one and the same instrument.


          IN WITNESS WHEREOF, the parties have caused this instrument to be signed by their duly authorized representatives, all as of the day and year first above written.


                             DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust
                             /s/ See Yeng Quek
                             ---------------------------------
                             Name:    See Yenk Quek
                             Title:  Executive Vice President

                             FUND ASSET MANAGEMENT, L.P.

                             /s/ Daniel J. Dart
                             ---------------------------------
                             Name:  Daniel J. Dart
                             Title: Managing Director

                             GROWTH FUND, a series of
                             Lincoln Variable Insurance Products Trust

                             /s/ Rise' C.M. Taylor
                             ---------------------------------
                             Name:    Rise C. M. Taylor
                             Title:   Vice President

                                   SCHEDULE A

                                  Fee Schedule
                                  ------------


         The Adviser shall pay to the Sub-Adviser compensation at an annual rate as follows:

                           .40% of the first $500 million
                           .35% of the excess over $500 million